Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS FIRST QUARTER 2013 RESULTS

CHATTANOOGA, Tenn. (May 1, 2013) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the first quarter ended March 30, 2013. In the first quarter of 2013, the Company had sales of $75,440,000 and income from continuing operations of $651,000, or $0.05 per diluted share, compared with sales of $62,851,000 and a loss from continuing operations of $104,000, or $0.01 per diluted share for the first quarter of 2012. The sales increase as compared to the year ago period was 20%.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “The first quarter typically is the slowest and most difficult quarter for our business. However, Dixie had a year-over-year sales improvement of 20% with sales growth in all areas of the business. Our sales growth in the residential business was 21% higher than the same period in the prior year with notable growth in our mass merchant area. We believe that the residential market, in contrast, grew in the low single digits. Our commercial business increased 13% with particularly strong growth in our modular carpet tile area. This increase was in comparison, we believe, to low single digit growth in the commercial market.

“We are seeing the results of the investments we have made over the last several years in new products and sales opportunities. The residential growth was a combination of sales momentum in our mass merchant area, increases from the successful integration of the Gulistan products purchased late last year, growth of our Stainmaster® TruSoft™ and SolarMax™ products and growth in our wool business. In the residential market, we are seeing a strong market shift to softer products, as demonstrated by the growth of our Stainmaster® TruSoft™ products, and thus an increased opportunity to gain floor space at retail as the industry moves towards this new consumer preference. We have expanded our residential sales force to take advantage of these added market opportunities. Sales for all of our residential brands were up for the quarter and all channels were showing strength as we entered into the second quarter. In the commercial market, we are pleased with the response to our expanded SPEAK modular carpet tile and newly launched FIT office remodel collections. These high performance products give us added breadth in our line and fulfill the need for high styled modular and broadloom carpet products in this market. In the commercial sector, we have expanded our sales force to give us more strategic focus in select markets. Our continued investment in products, processes and people, we believe, will position us to continue to outperform the industry at the high end of the marketplace.

"The quarter saw gross profit margins at 24.4%, in line with expectations considering the integration costs of the Crown Rug and Colormaster continuous dye house acquisitions from the previous quarter, as well as the continued expansion of our Eton tufting operation. These integration costs negatively impacted our gross profit margin by $794,000 during the quarter or about one percentage point. We had higher selling and administrative costs as we continued our accelerated investment in new products. Our sampling expenses were approximately $968,000 higher during the quarter as compared to the year ago period. Unusual items during the quarter included a non-taxable insurance gain of $202,000 and a $157,000 tax deduction taken during the quarter for 2012 tax credits passed by Congress in January 2013.

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The Dixie Group Reports First Quarter 2013 Results

May 1, 2013

“Working capital increased by $2,923,000 during the quarter due to the seasonal rise in preparation for the spring selling season. Our inventory turns improved 12% versus the same period in the prior year. Capital leases and expenditures were $2,580,000, while depreciation and amortization was $2,513,000 for the period. Total debt increased $2,529,000 during the first quarter. Availability under our credit lines was $21.3 million at quarter end. Subsequent to quarter end, we amended and extended our senior credit facility to accommodate the growth in working capital as we take advantage of our expanded sales.

"Though uncertainty surrounds the rate of recovery in the housing sector and potential macro-economic issues affecting consumer confidence, we believe that conditions in the upper-end residential portion of our industry will continue to grow during 2013. The commercial market appears to be healthy with the highest growth in the modular carpet tile segment. We are committed to growing our market share with innovative products, refinement of our manufacturing processes and continued investment in our people,” Frierson concluded.

The Company's loss from discontinued operations was $15,000, or $0.00 per diluted share, for the first quarter of 2013, compared with a loss from discontinued operations of $77,000, or $0.00 per diluted share, for the prior year. Including discontinued operations, the Company reported a net income of $636,000, or $0.05 per diluted share, for the first quarter of 2013, compared with a net loss of $181,000, or $0.01 per diluted share, for the year-earlier period.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website or at www.earnings.com. The simulcast will begin at approximately 11:00 a.m. Eastern Time on May 1, 2013. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-0966 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 4400437 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract and Avant brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

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The Dixie Group Reports First Quarter 2013 Results

May 1, 2013

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended
	March 30, 2013	March 31, 2012
NET SALES	$75,440	$62,851
Cost of sales	57,028	47,148
GROSS PROFIT	18,412	15,703
Selling and administrative expenses	16,895	15,062
Other operating (income) expense, net	(160)	21
OPERATING INCOME	1,677	620
Interest expense	995	726
Other expense, net	8	3
Income (loss) from continuing operations before taxes	674	(109)
Income tax provision (benefit)	23	(5)
Income (loss) from continuing operations	651	(104)
Loss from discontinued operations, net of tax	(15)	(77)
NET INCOME (LOSS)	$636	$(181)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.05	$(0.01)
Discontinued operations	(0.00)	(0.00)
Net income (loss)	$0.05	$(0.01)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.05	$(0.01)
Discontinued operations	(0.00)	(0.00)
Net income (loss)	$0.05	$(0.01)

Weighted-average shares outstanding:
Basic	12,674	12,606
Diluted	12,739	12,606

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The Dixie Group Reports First Quarter 2013 Results

May 1, 2013

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	March 30, 2013	December 29, 2012
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$377	$491
Receivables, net	40,200	32,469
Inventories	72,139	72,245
Other	9,349	9,850
Total Current Assets	122,065	115,055

Property, Plant and Equipment, Net	69,635	69,483
Other Assets	17,988	17,232
TOTAL ASSETS	$209,688	$201,770

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$38,540	$34,038
Current portion of long-term debt	3,644	4,059
Total Current Liabilities	42,184	38,097

Long-Term Debt	83,110	80,166
Deferred Income Taxes	3,469	3,824
Other Liabilities	16,124	15,637
Stockholders' Equity	64,801	64,046
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$209,688	$201,770

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